Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Noble Corporation plc of our report dated February 23, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting of Noble Corporation plc (Successor), which appears in Noble Corporation plc’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

July 19, 2024